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Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 3, 2011, with respect to the consolidated financial statements and schedule of DJO Finance LLC included in the Registration Statement (Form S-4) and related Prospectus of DJO Finance LLC and DJO Finance Corporation for the registration of $300.0 million aggregate principal amount of 7.75% Senior Notes due 2018 and $300.0 million aggregate principal amount of 9.75% Senior Subordinated Notes due 2017.

/s/ ERNST & YOUNG LLP

San Diego, California
August 26, 2011

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  Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM